Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2018, relating to the financial statements and financial statement schedules of Brighthouse Financial, Inc. appearing in the Annual Report on Form 10-K of Brighthouse Financial, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus Supplement and Prospectus, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

September 5, 2018